TURNER & ASSOCIATES, LLP
One Southeast Third Avenue
Miami, Florida 33131

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

\s\ Turner & Associates, LLP
Turner & Associates, LLP

October 6, 2005